American Mutual Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

October 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$363,482
Class B	$4,032
Class C	$13,641
Class F1	$21,418
Class F2	$23,826
Total	$426,399
Class 529-A	$10,187
Class 529-B	$350
Class 529-C	$1,861
Class 529-E	$492
Class 529-F1	$703
Class R-1	$809
Class R-2	$3,091
Class R-3	$10,148
Class R-4	$8,936
Class R-5	$8,402
Class R-6	$34,094
Total	$79,073

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6670
Class B	$0.4540
Class C	$0.4557
Class F1	$0.6592
Class F2	$0.7228
Class 529-A	$0.6435
Class 529-B	$0.4172
Class 529-C	$0.4343
Class 529-E	$0.5748
Class 529-F1	$0.7000
Class R-1	$0.4654
Class R-2	$0.4528
Class R-3	$0.5764
Class R-4	$0.6581
Class R-5	$0.7362
Class R-6	$0.7493

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	554,525
Class B	6,984
Class C	30,508
Class F1	35,485
Class F2	42,360
Total	669,862
Class 529-A	16,750
Class 529-B	689
Class 529-C	4,498
Class 529-E	907
Class 529-F1	1,128
Class R-1	2,057
Class R-2	6,971
Class R-3	18,442
Class R-4	17,281
Class R-5	11,000
Class R-6	53,939
Total	133,662

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.27
Class B	$28.05
Class C	$27.96
Class F1	$28.18
Class F2	$28.27
Class 529-A	$28.22
Class 529-B	$28.13
Class 529-C	$28.09
Class 529-E	$28.13
Class 529-F1	$28.26
Class R-1	$28.04
Class R-2	$28.02
Class R-3	$28.10
Class R-4	$28.20
Class R-5	$28.27
Class R-6	$28.28